Exhibit 3.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:10 PM 06/27/2003
FILED 12:52 PM 06/27/2003
SRV 030426856 ~ 3047969 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COOPERATIVE COMPUTING HOLDING COMPANY, INC
     Cooperative Computing Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
     A. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 26th day of May, 1999.
     B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.
     C. The text of the Certificate of Incorporation is amended and restated in its entirety to read as set forth as follows:
ARTICLE I
     The name of the corporation is Cooperative Computing Holding Company, Inc. (the “Corporation”).
ARTICLE II
     The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.
ARTICLE III
     The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation will have perpetual existence.
ARTICLE IV
     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 125,000,000 shares consisting of (a) 100,000,000 shares of a class designated as Common Stock, par value $.000125 per share (“Common Stock”), and (b) 25,000,000 shares of a class designated as Class A Common Stock, par value $.000125 per share (“Class A

Common Stock”). The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Common Stock and the Class A Common Stock as are follows:
          (a) General. Each share of Common Stock shall have identical rights and privileges in every respect. Each share of Class A Common Stock shall have identical rights and privileges in every respect.
          (b) Ranking. The Class A Common Stock shall rank senior to the Common Stock and to any other class or series of stock of the Corporation with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation.
          (c) Voting. The Common Stock and Class A Common Stock will be fully voting stock entitled to one vote per share with respect to all matters to be voted on by the Corporation’s stockholders. Except as expressly required under the General Corporation Law of the State of Delaware or as otherwise provided herein, the Common Stock and the Series A Common Stock will vote together as a single class (as if all Class A Common Stock was then converted to Common Stock pursuant paragraph (f) below) with respect to all matters on which the Corporation’s stockholders shall be entitled to vote. So long as any shares of Class A Common Stock are issued and outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Class A Common Stock at the time outstanding, voting as a separate class, amend, modify or repeal any provision of the certificate of incorporation (including pursuant to any merger, consolidation or similar transaction) if such amendment, modification or repeal would adversely affect the powers, preferences or special rights of the Class A Common Stock.
          (d) Liquidation.
               (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other class of capital stock of the Corporation, the holders of Class A Common Stock shall be entitled to receive with respect to each share of Class A Common Stock an amount equal to the “Stated-Value” of such share as of the date of payment of such amount, but shall not be entitled to any further payment. As used herein, the “Stated Value” of a share of Class A Common Stock as of a particular date shall be the sum of (A) $1.00 (the “Designated Amount”) plus (B) an amount equal to notional interest accrued on the Designated Amount from the date of issuance of the Class A Common Stock through and including June 27, 2003, with such notional interest being calculated at a rate of 35% per annum, compounded annually on each anniversary of the issue date of the Class A Common Stock (the “Additional Amount”). The Additional Amount shall accrue daily on each share of Class A Common Stock from the date of issuance of the Class A Common Stock through and including June 27, 2003. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, shall be insufficient to pay in full the aggregate Stated Value of the Class A Common Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class A Common Stock ratably in accordance with the respective amounts that would be payable on such shares of Class A Common Stock if all amounts payable thereon were paid in full.
               (ii) After payment shall have been made in full to the holders of Class A Common Stock as provided in paragraph (d)(i) and to the holders of any other class or series of capital stock of the Corporation ranking senior to the Common Stock with respect to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation, the holders of Common Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed. Any payments or distributions made to holders of Common Stock pursuant to this paragraph (d)(ii) shall be made ratably on a share-for-share basis.
               (iii) For purposes of this paragraph (d), neither a consolidation or merger of the Corporation with one or more corporations nor a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed a liquidation, dissolution or winding up of the Corporation.
          (e) Dividends.
               (i) So long as any shares of Class A Common Stock remain outstanding, (A) no dividends (including dividends or distributions paid in shares of, or to effectuate a stock split on, the Common Stock or any other class or series of capital stock of the Corporation) or other distributions shall be declared, paid, or made or set apart for payment on or with respect to the Common Stock or any other class or series of capital stock of the Corporation and (B) except for repurchases made by the Corporation pursuant to that certain Securities Repurchase Agreement, dated as of June 5, 2003, by and among the Corporation, Cooperative Computing, Inc. and certain stockholders of the Corporation, no shares of Common Stock or of any other class or series of capital stock of the Corporation shall be redeemed, purchased or otherwise acquired for any consideration (including, without limitation, consideration consisting of securities of the Corporation or any of its subsidiaries), and no monies shall be paid to or made available for a sinking fund for the redemption of any shares of Common Stock or of any other class or series of capital stock of the Corporation, by the Corporation or any of its subsidiaries, directly or indirectly.
               (ii) Subject to paragraph (e)(i), holders of Class A Common Stock and holders of Common Stock shall be entitled to participate ratably (as if all Class A Common Stock was then converted to Common Stock pursuant paragraph (f) below) in such dividends as may be declared thereon by the board of directors of the Corporation at any time and from time to time out of funds of the Corporation legally available therefore
          (f) Optional Conversion of Class A Common Stock. The holders of the Class A Common Stock shall have conversion rights as follows:
                (i) Right to Convert. Each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Class A Common Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing (x) the Designated Amount plus the Additional Amount by (y) the Conversion Price (as defined below).

The initial “Conversion Price” shall be $1.875 for each share of Class A Common Stock; provided, however, that the Conversion Price shall be subject to adjustment as set forth in this paragraph (f).
               (ii) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Class A Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the board of directors of the Corporation. For such purpose, all shares of Class A Common Stock held by each holder of Class A Common Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Class A Common Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, it shall give written notice to the Corporation at the office of the Corporation that it elects to convert the same and shall surrender the certificate or certificates therefor, duly endorsed, at such office or of any transfer agent for the Class A Common Stock (or shall notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates). The Corporation shall, as soon as practicable after such delivery (or after such agreement and indemnification), issue and deliver at such office to such holder of Class A Common Stock, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared but unpaid dividends on the converted Class A Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is made in connection with a public offering of the Corporation’s Common Stock, the conversion may be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Class A Common Stock shall not be deemed to have converted such Class A Common Stock until immediately prior to the closing of the sale of such securities.
               (iii) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Class A Common Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of the Class A Common Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
               (iv) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by merger, consolidation, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Class A Common Stock shall have the right thereafter to convert such shares of Class A Common Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Class A Common Stock immediately before that change would have been entitled to receive in such merger, consolidation, capital reorganization, reclassification or other event, all subject to further adjustment as provided herein with respect to such other shares.
               (v) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
               (vi) Cancellation of Shares. Shares of Class A Common Stock which have been issued and reacquired in any manner, including shares surrendered for conversion into Common Stock, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be cancelled and shall not be reissued or sold.
ARTICLE V
     The authorized number of directors of the Corporation shall be as set forth in the bylaws of the Corporation. Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide. The directors of the Corporation shall have the power to adopt, amend, and repeal the bylaws of the Corporation.
ARTICLE VI
     No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein “person” means other corporation, partnership, limited liability company, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.
ARTICLE VII
     The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, member, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of Delaware, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Seventh is in effect. Any repeal or amendment of this Article Seventh shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Seventh. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of Delaware, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the General Corporation Law of Delaware, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise. The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law. As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.
ARTICLE VIII
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Eighth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Eighth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the General Corporation Law of Delaware.
ARTICLE IX
     The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.
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     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Vice President, effective as of June 27, 2003.

COOPERATIVE COMPUTING HOLDING COMPANY, INC
By:	/s/ Greg Petersen
Greg Petersen, Vice President

ATTEST:

By:	/s/ Richard Rew II
Richard Rew II, Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:36 AM 10/06/2003
FILED 10:13 AM 10/06/2003
SRV 030640863 — 3047969 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
COOPERATIVE COMPUTING HOLDING COMPANY, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
               Cooperative Computing Holding Company, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows;
               FIRST: The name of the Corporation is Cooperative Computing Holding Company, Inc.
               SECOND: On September 24, 2003, the Board of Directors of the Corporation duly adopted a resolution setting forth the following amendment to the Certificate of Incorporation of the Corporation,
               The First Article of the Corporation’s Certificate of Incorporation is amended in its entirety to read as follows:
               “The name of the Corporation is Activant Solutions Holdings Inc.”
               THIRD: The shareholders of the Corporation entitled to vote on the above-stated proposed amendment executed a written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware adopting such amendment.
               FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
               IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 24 day of September, 2003.

COOPERATIVE COMPUTING HOLDING COMPANY, INC.
By:	/s/ Richard W. Rew, II
	Name:	RICHARD W. REW, II
	Title:	SECRETARY